UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIZSLA SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 700, 1090 West Georgia Street
Vancouver, BC V6E 3V7

Canada
(604)-364-2215
(Address and telephone number of Registrant's principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone 1-800-221-0102

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Jen Hanson Vizsla Silver Corp. Suite 700, 1090 West Georgia Street Vancouver, BC V6E 3V7 Canada (604) 364 2215	Daniel D. Nauth Nauth LPC 217 Queen Street West, Suite 401 Toronto, ON M5V 0R2 Canada (416) 477-6031

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

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A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒ at some future date (check appropriate box below)

1. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until this Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the "1933 Act"), or on such date as the Commission, acting pursuant to Section 8(a) of the 1933 Act, may determine.

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PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This preliminary short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements is available.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this preliminary short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Vizsla Silver Corp. at 7th Floor, 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7, telephone (778) 899-3050, and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	March 14, 2023

US$400,000,000

Common Shares
Debt Securities
Subscription Receipts
Warrants
Units

Vizsla Silver Corp. ("Vizsla", the "Company", "we" or "us") may offer and sell from time to time the following securities: (a) common shares of the Company (the "Common Shares"); (b) debt securities of the Company (the "Debt Securities"); (c) subscription receipts ("Subscription Receipts") exchangeable for Common Shares and/or other securities of the Company; (d) warrants ("Warrants") exercisable to acquire Common Shares and/or other securities of the Company; and (e) securities comprised of more than one of Common Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit ("Units"), or any combination thereof for aggregate proceeds of US$400,000,000 (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto, the "Prospectus") remains valid. The Common Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the "Securities") offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (collectively or individually, as the case may be, "Prospectus Supplements"). This Prospectus qualifies the distribution of Securities by the Company and by selling securityholders, as described below. In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash, and assumption of liabilities. One or more selling securityholders may also offer and sell Securities under this Prospectus.

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The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares being offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Common Shares and/or other securities of the Company, and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Common Shares and/or other securities of the Company, and any other terms specific to the Warrants; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the Common Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, and any other terms specific to the Units.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement. Where required by statute, regulation, or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

An investment in Securities involves significant risks that should be carefully considered by prospective investors before purchasing Securities. The risks outlined in this Prospectus and in the documents incorporated by reference herein, including the applicable Prospectus Supplement, should be carefully reviewed and considered by prospective investors in connection with any investment in Securities. See "Risk Factors".

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system ("MJDS") adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with International Accounting Standard ("IFRS") issued by the International Accounting Standards Board ("IASB") and Interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"), and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains.

This Prospectus may qualify an "at-the-market distribution" as defined in National Instrument 44-102 - Shelf Distributions ("NI 44-102"). This Prospectus does not qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers' acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate) or a United States federal funds rate, and/or that are convertible into or exchangeable for Common Shares.

The Company and any selling securityholder may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through applicable statutory exemptions, or through agents designated by the Company and/or the selling securityholders from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Company and/or the selling securityholders and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to underwriters, dealers or agents and any other material terms. See "Plan of Distribution".

The sale of Securities may be affected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be "at the-market distributions", including sales made directly on the TSX Venture Exchange (the "TSXV"), or other existing trading markets for the Securities, and as set forth in a Prospectus Supplement for such purpose. See "Plan of Distribution".

Unless otherwise specified in the relevant Prospectus Supplement, subject to applicable laws, in connection with any offering of Securities, other than an "at-the-market distribution", the underwriters, dealers or agents may over-allot or effect transactions that are intended to stabilize or maintain the market price of the Securities offered at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter, dealer or agent involved in an "at-the-market distribution", no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the offered Securities, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the offered Securities. See "Plan of Distribution".

The outstanding Common Shares are listed and posted for trading on the TSXV and the NYSE American (the “NYSE American”) under the symbol “VZLA” and on the Börse Frankfurt (Frankfurt Stock Exchange) (the “Frankfurt Exchange”) under the symbol “0G3”. On March 13, 2023, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSXV was $1.82, on the NYSE American was US$1.34 and on the Frankfurt Exchange was €1.135. Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Subscription Receipts, Warrants and Units may be sold, and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Debt Securities, Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus. The Company has not authorized anyone to provide investors with additional or different information. An investment in the Securities is highly speculative and involves significant risks that should be carefully considered by prospective investors before purchasing such Securities. Such investment should only be made by those persons who can afford the risk of loss of their entire investment. The risks outlined in this Prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with an investment in such Securities. See "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors" in this Prospectus and "Forward-Looking Information" and "Risk Factors" in the Company's then-current annual information form, as well as the risk factors described in the Company's then-current annual management's discussion and analysis and then-current interim management's discussion and analysis, if applicable, prior to investing in such Securities.

Prospective investors are advised to consult their own tax advisors regarding the application of Canadian federal income tax laws to their particular circumstances, as well as any other provincial, territorial, foreign, and other tax consequences of acquiring, holding, or disposing of the Securities, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires the Securities

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Company's head office is located at 7th Floor, 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7 and its registered office is located at Suite 401, 353 Water Street, Vancouver, British Columbia, V6B 1B8.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference herein, contain "forward-looking information" within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995 (referred to herein as "forward-looking information"). Forward-looking information includes statements that use forward-looking terminology such as "may", "could", "would", "should", "will", "intend", "plan", "expect", "budget", "estimate", "anticipate", "believe", "continue", "potential" or the negative or grammatical variation thereof or other variations thereof or comparable terminology. Such forward-looking information includes, without limitation, statements with respect to the Company's expectations, strategies and plans for the Panuco Project, including the Company's current planned exploration, development and permitting activities; the future issuance of Securities and the terms, conditions and amount thereof; the creation and content of any future Prospectus Supplements; the Company's use of proceeds from the sale of Securities; the plan of distribution during the 25-month period that this Prospectus remains valid; compensation payable to underwriters, dealers or agents in connection with the sale of Securities; the requirement for additional financing in order to maintain the Company's operations and exploration activities; the timing, receipt and maintenance of approvals, licences and permits from any federal, national, provincial, territorial, municipal or other government, any political subdivision thereof, and any ministry, sub-ministry, agency or sub-agency, court, board, bureau, office, or department, including any government-owned entity, having jurisdiction over the Company or its assets; future financial or operating performance and condition of the Company and its business, operations and properties, and any other statement that may predict, forecast, indicate or imply future plans, intentions, levels of activity, results, performance or achievements.

Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management, in light of management's experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, as of the date of this Prospectus including, without limitation, assumptions about: favourable equity and debt capital markets; the ability to raise any necessary capital on reasonable terms to advance the development of the Panuco Project and pursue planned exploration; expectations about the ability to acquire resources and/or reserves through acquisition and/or development; future prices of silver, gold and other metals; the timing and results of exploration and drilling programs; the accuracy of budgeted exploration and development costs and expenditures; expectations regarding inflation; future currency exchange rates and interest rates; operating conditions being favourable, including whereby the Company is able to operate in a safe, efficient and effective manner; political and regulatory stability; the receipt of governmental and third party approvals, licences and permits on favourable terms; obtaining required renewals for existing approvals, licences and permits and obtaining all other required approvals, licences and permits on favourable terms; sustained labour stability; stability in financial and capital goods markets; the absence of any material adverse effects arising as a result of terrorism, sabotage, natural disasters, public health concerns, equipment failures or adverse changes in government legislation or the socio-economic conditions in Mexico and the surrounding area with respect to the Panuco Project and operations; and the availability of drilling and other mining equipment, energy and supplies. While the Company considers these assumptions to be reasonable, the assumptions are inherently subject to significant business, social, economic, political, regulatory, competitive, and other risks and uncertainties, contingencies and other factors that could cause actual actions, events, conditions, results, performance, or achievements to be materially different from those projected in the forward-looking information. Many assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct.

Furthermore, such forward-looking information involves a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, activities, results, performance, or achievements of the Company to be materially different from any future plans, intentions, activities, results, performance, or achievements expressed or implied by such forward-looking information. Such risks include, without limitation: general business, social, economic, political, regulatory and competitive uncertainties; differences in size, grade, continuity, geometry or location of mineralization from that predicted by geological modelling and the subjective and interpretative nature of the geological modelling process; the speculative nature of mineral exploration and development, including the risk of diminishing quantities or grades of mineralization; fluctuations in the spot and forward price of silver; inflationary pressures; a failure to achieve commercial viability, despite an acceptable silver price, or the presence of cost overruns which render the Panuco Project uneconomic; geological, hydrological and climatic events which may adversely affect infrastructure, operations and development plans, and the inability to effectively mitigate or predict with certainty the occurrence of such events; the Company's limited operating history; the Company's history of losses and expectation of future losses; credit and liquidity risks associated with the Company's financing activities, including constraints on the Company's ability to raise and expend funds; delays in the performance of the obligations of the Company's contractors and consultants, the receipt of governmental and third party approvals, licences and permits in a timely manner or to complete and successfully operate mining and processing components; the Company's failure to accurately model and budget future capital and operating costs associated with the further development and operation of the Panuco Project; adverse fluctuations in the market prices and availability of commodities and equipment affecting the Company's business and operations; title defects to the Company's mineral properties; the Company's management being unable to successfully apply their skills and experience to attract and retain highly skilled personnel; the cyclical nature of the mining industry and increasing prices and competition for resources and personnel during mining cycle peaks; the Company's failure to comply with laws and regulations or other regulatory requirements; the Company's failure to comply with existing approvals, licences and permits, and the Company's inability to renew existing approvals, licences and permits or obtain required new approvals, licences and permits on timelines required to support development plans; the risks related to equipment shortages, road and water access restrictions and inadequate infrastructure; the Company's failure to comply with environmental regulations, the tendency of such regulations to become more strict over time, and the costs associated with maintaining and monitoring compliance with such regulations; the adverse influence of third party stakeholders including social and environmental non-governmental organizations; risks related to natural disasters, terrorism, civil unrest, public health concerns (including health epidemics or pandemics or outbreaks of communicable diseases such as the coronavirus) and other geopolitical uncertainties; satisfactory labour relations and the risk of labour disruptions or changes in legislation relating to labour; changes in national and local government legislation, taxation, controls, regulations and other political or economic developments in the jurisdictions in which the Company operates; limits of insurance coverage and uninsurable risk; the adverse effect of currency fluctuations on the Company's financial performance; difficulties associated with enforcing judgments against directors residing outside of Canada; conflicts of interest; reduction in the price of Common Shares as a result of sales of Common Shares by existing shareholders; the dilutive effect of future acquisitions or financing activities and the failure of future acquisitions to deliver the benefits anticipated; trading and volatility risks associated with equity securities and equity markets in general; the Company's not paying dividends in the foreseeable future or ever; failure of the Company's information technology systems or the security measures protecting such systems; the costs associated with legal proceedings should the Company become the subject of litigation or regulatory proceedings; costs associated with complying with public company regulatory reporting requirements; the ongoing military conflict in Ukraine; and other risks involved in the exploration and development business generally, including, without limitation, environmental risks and hazards, cave-ins, flooding, rock bursts and other acts of God or natural disasters or unfavourable operating conditions; and those risk factors discussed or referred to in this Prospectus, in any applicable Prospectus Supplement and in the Company's then-current annual information form, annual management's discussion and analysis and interim management's discussion and analysis, which readers are advised to carefully review and consider. Although the Company has attempted to identify important factors that could cause actual actions, events, conditions, results, performance, or achievements to differ materially from those described in forward-looking information, there may be other factors that cause actions, events, conditions, results, performance, or achievements to differ from those anticipated, estimated or intended. See "Risk Factors" for a discussion of certain factors investors should carefully consider before deciding to invest in the Common Shares.

The Company cautions that the foregoing lists of important assumptions and factors are not exhaustive. Other events or circumstances could cause actual results to differ materially from those estimated or projected and expressed in, or implied by, the forward-looking information contained herein. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, investors should not place undue reliance on forward-looking information.

Forward-looking information contained herein is made as of the date of this Prospectus and the Company disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events, or results or otherwise, except as and to the extent required by applicable securities laws.

FINANCIAL INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and are reported in Canadian dollars and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

All currency amounts in this Prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “US$” are to United States dollars and references to “€” are to the Euro currency. On March 13, 2023, the indicative rate of exchange for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = $1.37 or $1.00 = US$0.73, and the indicative rate of exchange for the Euro in terms of Canadian dollars, as quoted by the Bank of Canada, was €1.00 = $1.47 or $1.00 = €0.68.

DIFFERENCES IN REPORTING OF MINERAL RESOURCE ESTIMATES

This Prospectus and documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all mineral reserve and mineral resource estimates included or incorporated by reference in this Prospectus have been prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 is an instrument developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the requirements of the United States Securities and Exchange Commission that are applicable to domestic United States reporting companies. Any mineral reserves and mineral resources reported by the Company in accordance with NI 43-101 may not qualify as such under United States Securities and Exchange Commission standards. Accordingly, information contained in this Prospectus and documents incorporated by reference herein containing descriptions of the Company's mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 7th Floor, 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7 (telephone: (778) 899-3050). Copies of these documents are also available on the System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed at www.sedar.com under the Company's profile and on the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") at www.sec.gov/edgar.shtml. Our filings through SEDAR and on EDGAR are not incorporated by reference in this Prospectus except as specifically set forth herein.

As at the date of this Prospectus, the following documents, filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, as further described below:

(a) the annual information form of the Company dated July 22, 2022, for the year ended April 30, 2022 (the "AIF"), except for the information contained under the heading "Description of Business - Material Mineral Projects", which has been superseded by the summary from the 2023 Technical Report reproduced in "Schedule A - Executive Summary Section from the 2023 Technical Report" in this Prospectus;

(b) the audited annual consolidated financial statements of the Company for the years ended April 30, 2022, and 2021, together with the notes thereto and the auditors' report thereon (the "Annual Financial Statements");

(c) the management's discussion and analysis of financial condition and results of operations of the Company for the years ended April 30, 2022, and 2021;

(d) the condensed consolidated interim financial statements of the Company for the nine-months ended January 31, 2023, together with the notes thereto (the “Interim Financial Statements”);

(e) the management’s discussion and analysis of financial condition and results of operations of the Company for the nine-months ended January 31, 2023, and 2022;

(f) the material change report of the Company dated November 10, 2022 in respect of the announcement of a bought deal offering (the "Bought Deal Offering") of 23,805,000 units at a price $1.45 per unit for gross proceeds of $34,517,250;

(g) the material change report of the Company dated November 18, 2022, in respect of the announcement of the closing of the Bought Deal Offering for aggregate gross proceeds of $34,517,250;

(h) the material change report of the Company dated December 22, 2022, in respect of the announcement of a binding strategic investment agreement with Prismo Metals Inc. (the "Strategic Investment");

(i) the material change report of the Company dated January 9, 2023, in respect of the announcement of the closing of the Strategic Investment;

(j) the material change report of the Company dated January 27, 2023, in respect of the: (i) announcement of a brokered private placement (the "2023 Private Placement") of 23,727,000 common shares at a price of $1.65 per share for gross proceeds of $39,149,550; and (ii) the resignation of Charles Funk as a director of the Company;

(k) the material change report of the Company dated February 13, 2023, in respect of the announcement of the closing of the upsized 2023 Private Placement for 27,286,050 common shares at a price of $1.65 per share for gross proceeds of $45,021,982.50;

(l) the material change report of the Company dated February 27, 2023 in respect of the announcement of the updated mineral resource estimate for the Panuco Project (the "Updated MRE MCR");

(m) the technical report entitled "Mineral Resource Estimate Update for the Panuco Ag-Au-Pb-Zn Project, Sinaloa State, Mexico" with a report date of March 10, 2023 and an effective date of January 19, 2023 (the "2023 Technical Report");

(n) the management information circular of the Company dated October 31, 2022, with respect to the Company's annual general meeting to be held on December 8, 2022; and

(o) the statement of executive compensation of the Company filed on October 28, 2022, with respect to the Company's executive compensation for the year ended April 30, 2022.

Any documents of the foregoing type, and all other documents of the type required by National Instrument 44-101 - Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus including, without limitation, any material change reports (excluding material change reports filed on a confidential basis), comparative interim financial statements, comparative annual financial statements and the auditor's report thereon, management's discussion and analysis ("MD&A"), information circulars, annual information forms, marketing materials and business acquisition reports filed by the Company with the securities commissions or similar authorities in any of the provinces and territories of Canada, subsequent to the date of this Prospectus and during the 25-month period this Prospectus remains valid, shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the Securities and Exchange Commission (the "SEC") pursuant to the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K, only to the extent specifically stated therein).

Upon new annual financial statements and related MD&A of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous annual financial statements and related MD&A and the previous interim financial statements and related MD&A of the Company most recently filed shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new interim financial statements and related MD&A of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous interim financial statements and related MD&A of the Company most recently filed shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, notwithstanding anything herein to the contrary, the following documents shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form; (ii) any material change reports filed by the Company prior to the end of the financial year in respect of which the new annual information form is filed; (iii) any business acquisition reports filed by the Company for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circulars filed by the Company prior to the beginning of the financial year in respect of which the new annual information form is filed. Upon a new management information circular prepared in connection with an annual general meeting of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous management information circular prepared in connection with an annual general meeting of the Company shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus, except in cases where an exemption from such delivery requirements is available and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces, or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Any "template version" of any "marketing materials" (as such terms are defined in National Instrument 41-101 - General Prospectus Requirements ("NI 41-101")) pertaining to a distribution of Securities will be filed under the Company's profile on SEDAR at www.sedar.com. In the event that such marketing materials are filed subsequent to the date of filing of the applicable Prospectus Supplement pertaining to the distribution of the Securities to which such marketing materials relates and prior to the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

References to our website in any documents that are incorporated by reference into this Prospectus and any Prospectus Supplement do not incorporate by reference the information on such website into this Prospectus or any Prospectus Supplement, and we disclaim any such incorporation by reference.

DOCUMENTS FILED AS PART OF THIS REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) powers of attorney from our directors and officers included on the signature pages of the registration statement; (iii) the consent of MNP LLP; and (iv) the consent of the "qualified persons" for the purposes of NI 43-101 referred to in this Prospectus under the heading "Interests of Experts". A copy of any underwriting agreement, agency agreement, warrant indenture, subscription receipt agreement, debenture indenture, statement of eligibility of trustee on Form T-1 or similar agreement that is required to be filed, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the 1934 Act.

AVAILABLE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational requirements of the 1934 Act and in accordance therewith file reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the 1934 Act prescribing the furnishing and content of proxy statements, and the Company's officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the 1934 Act. Some of the documents that we file with or furnish to the SEC are electronically available from EDGAR, and may be accessed at www.sec.gov.

The Company is concurrently filing with the SEC a registration statement on Form F-10 under the 1933 Act, with respect to the Securities. This Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Securities offered in this Prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to the Company and the Securities. See "Documents Filed as Part of this Registration Statement".

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS

The Company is a corporation incorporated under and governed by the Business Corporations Act (British Columbia). All of the directors and officers of the Company, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a certain portion of the Company's assets, are located outside the United States.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Cogency Global Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the securities under this Prospectus.

It may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Company or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

THE COMPANY

Vizsla is a company formed and existing under the Business Corporations Act (British Columbia).

The outstanding Common Shares are listed and posted for trading on the TSXV and the NYSE American under the symbol "VZLA" and on the Frankfurt Exchange under the symbol "0G3".

The Company's head office is located at 7th Floor, 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7 and its registered office is located at Suite 401, 353 Water Street, Vancouver, British Columbia, V6B 1B8.

THE BUSINESS

The Company is a mineral exploration company focused on creating shareholder value through discovery. The Company holds a 100% interest in the mineral property known as the "Panuco Silver-Gold Project" (the "Panuco Project") located in the Panuco-Copala mining district in the municipality of Concordia in the State of Sinaloa, Mexico, which interest the Company holds through its wholly-owned subsidiary, Canam Alpine Ventures Ltd. As of the date hereof, the only material property of the Company is the Panuco Project.

Recent Developments

On November 15, 2022, the Company closed the Bought Deal Offering pursuant to which it issued 23,805,000 units of the Company (the "Units") at a price of $1.45 per Unit for aggregate gross proceeds of $34,517,250. Each Unit consisted of one Common Share and one-half of one common share purchase warrant (each whole common share purchase warrant, a "2022 Warrant"). Each 2022 Warrant entitles the holder to acquire one Common Share until November 15, 2024 at a price of $2.00.

On January 9, 2023, the Company closed the Strategic Investment. Pursuant to the Strategic Investment, the Company acquired: (i) a right of first refusal to purchase the Palos Verdes project from Prismo Metals Inc. ("Prismo"); and (ii) 4,000,000 units of Prismo (the "Prismo Units"), for aggregate deemed consideration of $2,000,000. The consideration for the Strategic Investment consisted of a cash payment of $500,000 and 1,000,000 common shares of the Company (the "Consideration Shares"). The Consideration Shares are subject to a statutory hold period of four months and one day, and a voluntary escrow period of 24 months with 25% of the securities released every six months.

On January 24, 2023, the Company announced an updated mineral resource estimate for the Panuco Project.

On January 27, 2023, the Company announced that Mr. Charles Funk has resigned as a director of the Company and had been appointed as the Lead Technical Advisor to the Company's board of directors.

On February 9, 2023, the Company closed the 2023 Private Placement pursuant to which it issued 27,286,050 Common Shares at a price of $1.65 per Common Share for gross proceeds of $45,021,982.

Additional Information

If, after the date of this Prospectus, the Company is required by Section 4.2 of NI 43-101 to file a technical report to support scientific or technical information that relates to a mineral project on a property that is material to the Company, the Company will file such technical report in accordance with Section 4.2(5)(a)(i) of NI 43-101 as if the words "preliminary short form prospectus" refer to "shelf prospectus supplement".

For additional information with respect to the business of the Company, readers are referred to the Company's then-current annual information form (in respect of the current AIF, except to the extent certain information has been superseded), annual MD&A and interim MD&A, if applicable, all of which are incorporated by reference herein, as well as the 2023 Technical Report. Schedule "A" to this Prospectus contains a summary of the 2023 Technical Report, which supersedes the information contained under the heading "Description of Business - Material Mineral Projects" in the AIF. The summary in Schedule "A" does not purport to be a complete summary of the Panuco Project and is subject to all the assumptions, qualifications and procedures set out in the 2023 Technical Report and is qualified in its entirety with reference to the full text of the 2023 Technical Report, which is incorporated by reference herein. Readers should read the summary in Schedule "A" to this Prospectus in conjunction with the 2023 Technical Report which is available electronically under the profile of the Company at www.sedar.com. See "Documents Incorporated by Reference" and see also "Risk Factors" in this Prospectus and the Company's then-current annual information form, and the risk factors set forth in the then-current annual MD&A and interim MD&A, if applicable.

CONSOLIDATED CAPITALIZATION

As at January 31, 2023, there were 180,306,149 Common Shares issued and outstanding, as well as 13,946,972 stock options of the Company and 13,330,800 Common Share purchase warrants of the Company outstanding which, if exercised, would result in the issuance of an additional 27,277,772 Common Shares. As at the date hereof, there are 207,742,199 Common Shares issued and outstanding, as well as 15,926,972 stock options of the Company, 1,133,572 restricted share units of the Company, and 14,967,963 Common Share purchase warrants of the Company outstanding which, if exercised, would result in the issuance of an additional 32,028,507 Common Shares. Other than as noted above, there have not been any material changes in the share and loan capital of the Company since January 31, 2023.

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capital of the Company that will result from the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, the Company intends to use the net proceeds from the sale of Securities for general working capital purposes, and for one or more other purposes including, but not limited to, completing corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. At present, the Company does not have any proposed acquisitions and does not intend to use the net proceeds from the sale of Securities to complete any specific acquisitions or to repay any existing or future indebtedness. More detailed information regarding the use of proceeds, and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities.

There may be circumstances where, based on results obtained or for other sound business reasons, a reallocation of funds may be necessary or prudent. Accordingly, management of the Company will have broad discretion in the application of the net proceeds of an offering of Securities. The actual amount that the Company spends in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable Prospectus Supplement and will depend on a number of factors, including those referred to under "Risk Factors" in this Prospectus and in the documents incorporated by reference herein and any other factors set forth in the applicable Prospectus Supplement. The Company may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities. The Company may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus. See "Risk Factors".

As at the date hereof, the Company has yet to generate any revenue from mining operations and is unlikely to do so in the immediate future. During the fiscal year ended April 30, 2022, and the nine-month period ended January 31, 2023, the Company had negative cash flow from operating activities. The Company anticipates it will continue to have negative cash flow from operating activities in future periods until profitable commercial production is achieved at the Panuco Project. As a result, the Company may need to allocate a portion of its existing working capital or a portion of the proceeds of any offering of Securities to fund any such negative cash flow from operating activities in future periods.  See “Risk Factors”.

The net proceeds to any selling securityholder(s) from any secondary offering of Securities will be set forth in the applicable Prospectus Supplement relating to that secondary offering of Securities. The Company will not receive any of the proceeds payable to any selling securityholder(s) under any secondary offering of Securities. See also "Selling Securityholders".

PLAN OF DISTRIBUTION

The Company or a selling securityholder may, during the 25-month period that this Prospectus remains valid, offer for sale and issue, as applicable, the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more purchasers through applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Company (or, if applicable, the selling securityholder(s)) and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to the underwriters, dealers or agents and any other material terms. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers, or agents, as the case may be, in connection with the Securities offered thereby.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be "at-the-market distributions" as defined in NI 44-102, including sales made directly on an existing trading market for the Common Shares, such as the TSXV, or sales made to or through a market maker other than on an exchange. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.

If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company (or, if applicable, the selling securityholder(s)) to indemnification by the Company (or, if applicable, the selling securityholder(s)) against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company (or, if applicable, the selling securityholder(s)) in the ordinary course of business.

Any offering of Debt Securities, Subscription Receipts, Warrants or Units will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants or Units will not be listed on any securities exchange. There is no market through which such Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. Certain dealers may make a market in these Securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities. See "Risk Factors".

Underwriters, dealers and agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market distribution" and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to "at-the-market distributions" or as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers, or agents may over-allot or effect transactions which are intended to stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter, dealer or agent involved in an "at-the-market distribution", no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities.

Unless otherwise specified in a Prospectus Supplement, the Securities have not been and will not be registered under the 1933 Act or the securities laws of any states in the United States and may not be offered or sold or otherwise transferred or disposed of in the United States or to, or for the account of, U.S. Persons absent registration or pursuant to an applicable exemption from the 1933 Act and applicable state securities laws. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these Securities within the United States or to, or for the account or benefit of, U.S. Persons.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided in the applicable Prospectus Supplement with respect to any issuance of Debt Securities (having a term to maturity in excess of one year) pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

Common Shares

The Company's authorized share capital consists of an unlimited number of Common Shares without par value, of which 207,742,199 Common Shares are issued and outstanding as at the date of this Prospectus (239,770,706 Common Shares on a fully-diluted basis, assuming the exercise and conversion of all outstanding stock options, warrants and restricted share units).

The holders of Common Shares are entitled to vote at all meetings of shareholders of the Company (with each Common Share having one vote on a ballot), to receive dividends if, as and when declared by the board of directors of the Company (the "Board") and to participate rateably in any distribution of property or assets upon the liquidation, winding-up or other dissolution of the Company. Distribution in the form of dividends, if any, will be set by the Board.

Provisions as to the modification, amendment or variation of the rights attached to the share capital of the Company are contained in the Company's articles and the Business Corporations Act (British Columbia). Generally speaking, substantive changes to the share capital require the approval of the Company's shareholders by special resolution (at least 66 2/3% of the votes cast).

The Common Shares are listed and posted for trading on the TSXV and the NYSE American under the symbol "VZLA" and on the Frankfurt Exchange under the symbol "0G3".

Debt Securities

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of Debt Securities offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.

The Company may issue Debt Securities, separately or together, with Common Shares, Subscription Receipts, Warrants or Units or any combination thereof, as the case may be. The Debt Securities may be issued in one or more series under an indenture (the "Indenture") to be entered into between the Company and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement for a series of Debt Securities. A copy of any such trust indenture will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of any such Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

  the specific designation of the Debt Securities;

  any limit on the aggregate principal amount of the Debt Securities;

  the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date, or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

  the terms and conditions under which we may be obligated to redeem, repay, or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

  the covenants applicable to the Debt Securities;

  the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

  the extent and manner, if any, to which payment on or in respect of the Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

  whether the Securities will be secured or unsecured;

  whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Debt Securities will be issuable in the form of registered global securities, and, if so, the identity of the depositary for such registered global securities;

  the denominations in which registered Debt Securities will be issuable, if other than denominations of $1,000 integral multiples of $1,000 and the denominations in which bearer Debt Securities will be issuable, if other than $5,000;

  each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

  if other than Canadian dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

  material Canadian federal income tax consequences of owning the Debt Securities; and

  any other terms, conditions, rights, or preferences of the Debt Securities which apply solely to the Debt Securities.

If we denominate the purchase price of any of the Debt Securities in a currency or currencies other than Canadian dollars or a non-Canadian dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than Canadian dollars or a non-Canadian dollar unit or units, we will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-Canadian dollar currency or currencies or non-Canadian dollar unit or units in the applicable Prospectus Supplement.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

If any Debt Securities being offered will be guaranteed by one or more subsidiaries of the Company, (a) the Prospectus Supplement relating to such offering will include the credit supporter disclosure about the guarantors required by section 12.1 of Form 44-101F1 or, if applicable, will disclose that the Company is relying on an exemption in item 13 of Form 44-101F1 from providing such credit supporter disclosure, (b) the Company will file with the Prospectus Supplement relating to such offering any undertaking in respect of credit supporter disclosure required by paragraph 4.2(a)(ix) of NI 44-101, which undertaking may be to provide disclosure in respect of the Company and its subsidiaries similar to the disclosure required under section 12.1 of Form 44-101F1, and (c) the related credit supporter will sign a certificate to the Prospectus Supplement as required by section 5.12 of NI 41-101.

Subscription Receipts

The following sets forth certain general terms and provisions of the Subscription Receipts. The particular terms and provisions of Subscription Receipts offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts, will be described in such Prospectus Supplement.

Subscription Receipts will be exchangeable, for no additional consideration, into Common Shares, Debt Securities, Warrants or Units upon the satisfaction of certain conditions. The Subscription Receipts will be issued under one or more subscription receipt agreements, in each case between the Company and a subscription receipt agent determined by the Company. A copy of any such subscription receipt agreement will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Subscription Receipts may be offered separately or together with Common Shares, Debt Securities, Warrants or Units.

The particular terms and provisions of Subscription Receipts offered by this Prospectus will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include some or all of the following:

  the aggregate number of Subscription Receipts offered;

  the price at which the Subscription Receipts will be offered;

  the terms, conditions, and procedures for the conversion of the Subscription Receipts into other Securities;

  the dates or periods during which the Subscription Receipts are convertible into other Securities;

  the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;

  the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

  whether such Subscription Receipts are to be issued in registered form, "book-entry only" form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer, and ownership thereof;

  terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

  certain material Canadian tax consequences of owning the Subscription Receipts; and

  any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the Securities to be received on the exchange of the Subscription Receipts.

Warrants

The following sets forth certain general terms and provisions of the Warrants. The particular terms and provisions of Warrants offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Warrants, will be described in such Prospectus Supplement.

Each series of Warrants may be issued under a separate warrant indenture to be entered into between the Company and one or more trust companies acting as Warrant agent or may be issued as stand-alone certificates. The applicable Prospectus Supplement will include details of the Warrant agreements, if any, governing the Warrants being offered. The Warrant agent, if any, will be expected to act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of any such warrant indenture will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Warrants may be offered separately or together with Common Shares, Debt Securities, Subscription Receipts or Units.

The particular terms and provisions of Warrants offered by this Prospectus will be described in the Prospectus Supplement filed in respect of such Warrants. This description will include some or all of the following:

  the designation of the Warrants;

  the aggregate number of Warrants offered and the offering price;

  the designation, number, and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

  the exercise price of the Warrants;

  the dates or periods during which the Warrants are exercisable including any "early termination" provisions;

  the designation, number, and terms of any Securities with which the Warrants are issued;

  if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

  whether such Warrants are to be issued in registered form, "book-entry only" form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer, and ownership thereof;

  any minimum or maximum amount of Warrants that may be exercised at any one time;

  whether such Warrants will be listed on any securities exchange;

  any terms, procedures and limitations relating to the transferability, exchange, or exercise of the Warrants;

  certain material Canadian tax consequences of owning the Warrants; and

  any other material terms and conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities to be received on the exercise of the Warrants.

Units

The following sets forth certain general terms and provisions of the Units. The particular terms and provisions of Units offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Units, will be described in such Prospectus Supplement.

The Company may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The Unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in a Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

  the aggregate number of Units offered;

  the price at which the Units will be offered;

  the designation, number and terms of the Securities comprising the Units;

  whether the Units will be issued with any other Securities and, if so, the amount and terms of the Securities;

  terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;

  the date on and after which the Securities comprising the Units will be separately transferable;

  whether the Securities comprising the Units will be listed on any securities exchange;

  whether such Units or the Securities comprising the Units are to be issued in registered form, "book-entry only" form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer, and ownership thereof;

  any terms, procedures and limitations relating to the transferability, exchange, or exercise of the Units;

  certain material Canadian tax consequences of owning the Units; and

  any other material terms and conditions of the Units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of Securities by way of a secondary offering by certain selling securityholders. The terms under which the Securities will be offered by selling securityholders will be described in the Prospectus Supplement. In connection with any secondary offering, in respect of any selling securityholder that is resident outside of Canada, the Company will file a non-issuer's submission to jurisdiction form on behalf of such selling securityholder with the corresponding Prospectus Supplement. The Prospectus Supplement for, or including, any offering of the Securities by selling securityholders will include, without limitation, where applicable:

  the names of the selling securityholders;

  the number or amount of Securities owned, controlled, or directed by each of the selling securityholders;

  the number or amount of Securities being distributed for the account of each selling securityholder;

  the number or amount of Securities to be owned, controlled, or directed by each of the selling securityholders after the distribution, and the percentage that number or amount represents out of the total number or amount of outstanding Securities of the class or series being distributed;

  whether the Securities are owned by the selling securityholders both of record and beneficially, of record only, or beneficially only;

  if the selling securityholder purchased any of the Securities held by it in the two years preceding the date of the Prospectus Supplement, the date or dates the selling securityholder acquired the Securities; and

  if the selling securityholder acquired the Securities held by it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on an average cost-per-security basis.

PRIOR SALES

Information in respect of prior sales of Common Shares and other Securities distributed under this Prospectus and for securities that are convertible into or exchangeable for Common Shares or such other Securities within the previous 12-month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of Common Shares and/or other Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The outstanding Common Shares are listed and posted for trading on the TSXV and the NYSE American under the symbol "VZLA" and on the Frankfurt Exchange under the symbol "0G3". Trading prices and volumes of the Common Shares for the previous 12-month period will be provided in each Prospectus Supplement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain material Canadian federal income tax considerations generally applicable to investors described therein of acquiring, owning, and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership, and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986). Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

RISK FACTORS

An investment in the Securities is speculative and involves a high degree of risk. Prospective investors in a particular offering of the Securities should carefully consider, in addition to information contained in this Prospectus and in the Prospectus Supplement relating to that offering and the information incorporated by reference herein and therein for the purposes of that offering, the risk factors set forth in the Company's then-current annual information form, as well as the Company's then-current annual MD&A and interim MD&A, if applicable, to the extent incorporated by reference herein for the purposes of that particular offering of Securities.

Any such risk factors could materially affect the Company's business, financial condition and/or future operating results and prospects and could cause actual results and events to differ materially from those described in forward-looking statements and forward-looking information relating to the Company. The risks described herein and therein are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems to be immaterial, may also materially and adversely affect the Company's business, financial condition, operations, or prospects.

In addition, the following risk factors should be carefully considered by investors:

There is No Market for Certain of the Securities

There is currently no trading market for any Debt Securities, Subscription Receipts, Warrants or Units that may be offered and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. No assurance can be given that an active or liquid trading market for such Securities will develop or be sustained. If an active or liquid market for such Securities fails to develop or be  sustained, the prices at which such Securities trade may be adversely affected. Whether or not such Securities will trade at lower prices depends on many factors, including liquidity of such Securities, prevailing interest rates and the markets for similar securities, the market price of the Common Shares, general economic conditions, and the Company's financial condition, historic financial performance, and future prospects.

Global Economy Risk

The volatility of global capital markets, including the general economic slowdown in the mining sector, over the past several years has generally made the raising of capital by equity or debt financing more difficult. The Company may be  dependent  upon  capital  markets  to  raise  additional  financing  in  the  future.  As  such,  the  Company  is  subject  to liquidity  risks  in  meeting  its  operating  expenditure  requirements  and  future  development  cost  requirements  in instances where adequate cash positions are unable to be maintained or appropriate financing is unavailable. These factors  may  impact  the  ability  to  raise  equity  or  obtain  loans  and  other  credit  facilities  in  the  future  and  on  terms favourable to the Company and its management. If these levels of volatility persist or if there is a further economic slowdown, the Company's operations, the Company's ability to raise capital and the trading price of the Company's securities could be adversely impacted.

Inflation

The Company's operating costs could escalate and become uncompetitive due to supply chain disruptions, inflationary cost  pressures,  equipment  limitations,  escalating  supply  costs,  commodity  prices  and  additional  government intervention  through  stimulus  spending  or  additional  regulations.  The  Company's  inability  to  manage  costs  may impact,  among  other  things,  future  development  decisions,  which  could  have  a  material  adverse  impact  on  the Company's financial performance.

Discretion in the Use of Proceeds

The Company currently intends to allocate the net proceeds received from an offering as described under "Use of Proceeds" and such allocations are based on current expectations of management of the Company. However, management will have discretion in the actual application of the net proceeds and may elect to allocate net proceeds differently than is described under "Use of Proceeds" if management believes that it would be in the Company's best interests to do so. Shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. Failure by management to apply these funds effectively could have a material adverse effect on the Company's business.

Dilution from Further Financings

The Company may sell additional equity securities or convertible debt securities in subsequent offerings and may issue additional equity securities or convertible debt securities to finance operations, development, exploration, acquisitions, and other projects. If the Company raises additional funding by issuing additional equity securities or convertible debt securities, such financings may substantially dilute the interests of shareholders of the Company and reduce the value of their investment.

Future Sales or Issuances of Securities

As stated above, the Company may sell additional equity securities or convertible debt securities in subsequent offerings and may issue additional equity securities or convertible debt securities to finance operations, development, exploration, acquisitions, and other projects. As of the date hereof, the Company had 32,028,507 convertible securities outstanding, consisting of 14,967,963 warrants and 15,926,972 stock options and 1,133,572 restricted share units. These securities may be exercised by the holders from time to time in accordance with their respective terms. Often holders of such securities will sell the underlying Common Shares following exercise of such securities. Further, the Company's shareholders may sell substantial amounts of securities of the Company following an offering of Securities.

The Company cannot predict the size of future sales or issuances of equity securities or convertible debt securities or the effect, if any, that future sales and issuances of equity securities or convertible debt securities may have on the market price of the Common Shares. However, sales or issuances of a substantial number of equity securities or convertible debt securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares.

Liquidity and Capital Resources

The Company expects that the majority of the net proceeds from an offering of Securities will be used to fund ongoing work programs to advance the Panuco Project. The Company will require additional financing over and above an offering of Securities in order to meet its longer-term business objectives and there can be no assurances that such financing sources will be available as and when needed. Historically, capital requirements have been primarily funded through the sale of Common Shares. Factors that could affect the availability of financing include, but are not limited to, the progress and results of ongoing exploration at the Company's mineral properties, the state of international debt and equity markets, and investor perceptions and expectations of the global silver and gold markets. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Company.

Negative Operating Cash Flow and Additional Funding

The Company is an exploration stage company with limited financial resources and has not generated cash flow from operations. During the fiscal year ended April 30, 2022, and the nine-month period ended January 31, 2023, the Company had negative cash flow from operating activities. The Company anticipates it will continue to have negative cash flow from operating activities in future periods until profitable commercial production is achieved at the Panuco Project. The Company is devoting significant resources to the development and acquisition of its properties; however, there can be no assurance that it will generate positive cash flow from operations in the future. To the extent that the Company has negative operating cash flow in future periods, it may need to allocate a portion of its cash reserves to fund such negative cash flow. There can be no assurance that the Company will be able to generate a positive cash flow from its operations. In addition, there can be no assurance that additional funding will be available to the Company for the exploration and development of its projects. Furthermore, significant additional financing, whether through the issuance of additional securities and/or debt, will be required to continue the development of the Panuco Project. There can be no assurance that the Company will be able to obtain adequate additional financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further development of the Panuco Project.

Active Liquid Market for and Market Price of Common Shares

There can be no assurance that an active market for the Common Shares will be sustained after an offering of Securities.  Securities of mining companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance, underlying asset values or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. There can be no assurance that continual fluctuations in the market price of the Common Shares will not occur.

It may be anticipated that any quoted market for the Common Shares will be subject to market trends generally, notwithstanding any potential success of or developments with respect to the Company. The value of the Common Shares may be affected by such volatility. The market price of the Common Shares is also likely to be significantly affected by short-term changes in commodity prices, other mineral prices, currency exchange fluctuations and the Company's financial condition and results of operations as reflected in the Company's continuous disclosure. Further, the market price for the Common Shares may increase or decrease in response to a number of events and factors, including the performance of competitors and other similar companies, public reaction to the Company's public announcements and public filings with securities regulatory authorities, recommendations by research analysts who track the Company's securities or other companies in the resource sector, changes in general economic and/or political conditions, the arrival or departure of key personnel, the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements" and acquisitions, strategic alliances or joint ventures involving the Company or its competitors.

As a result of any of these factors, the market price for the Common Shares at any given point in time may not accurately reflect the long-term value of the Company. Securities class-action litigation has often been brought against companies following periods of volatility in the market price of their securities. The Company could in the future be the target of similar litigation and such litigation could result in substantial costs and damages and divert management's attention and resources, all of which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Realization of Strategy

As part of its strategy, the Company will continue existing efforts to locate and develop exploration properties with the goal of developing producing mines. A number of risks and uncertainties are associated with such properties and the Company may not realize the benefits anticipated. The acquisition and development of new mining properties is subject to uncertainties relating to capital and other costs and is subject to numerous risks, including financing, political, regulatory, design, construction, labor, operating, technical and technological risks.  The failure to develop one or more of these properties successfully could have an adverse effect on the Company's financial position and results of operations.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a specific offering of Securities, certain legal matters in connection with the offering of the Securities will be passed upon on behalf of the Company by Forooghian + Company Law Corporation with respect to matters of Canadian law. As of the date hereof, the principal and employees of Forooghian + Company Law Corporation beneficially own, directly, or indirectly, in the aggregate, less than 1% of the outstanding Common Shares.

In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers, or agents by counsel to be designated at the time of the offering by such underwriters, dealers, or agents, as the case may be, with respect to matters of Canadian and, if applicable, other foreign law.

AUDITORS, TRANSFER AGENT AND REGISTRAR

MNP LLP is the independent auditor of the Company and is independent within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

INTEREST OF EXPERTS

The following are the names of each person or company who is named as having prepared or certified a report, valuation, statement, or opinion described or included herein or in a document incorporated by reference, and whose profession or business gives authority to such report, valuation, statement, or opinion:

1. MNP LLP provided an auditor's report dated July 20, 2022, in respect of the Annual Financial Statements. MNP LLP has advised that it is independent within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

2. Messrs. Allan Armitage, Ph.D., P.Geo., Benjamin K. Eggers, B. Sc. (Hons), MAIG, P. Geo. and Yann Camus, P. Eng., of SGS Geological Services., are the qualified persons who authored the 2023 Technical Report and who reviewed, approved, and verified certain technical information disclosed in the Updated MRE MCR relating to the 2023 Technical Report. To the knowledge of the Company, none of the authors nor the firm they work with had an interest in any securities or other properties of the Company, its associates, or affiliates as at the date of the Updated MRE MCR, the 2023 Technical Report or as at the date hereof.

SCHEDULE "A"

EXECUTIVE SUMMARY SECTION FROM THE 2023 TECHNICAL REPORT

This Schedule "A" contains a summary of the 2023 Technical Report which supersedes the information contained under the heading "Description of Business - Material Mineral Projects" in the AIF. The summary in this Schedule "A" does not purport to be a complete summary of the Panuco Project and is subject to all of the assumptions, qualifications and procedures set out in the 2023 Technical Report and is qualified in its entirety with reference to the full text of the 2023 Technical Report, which is incorporated by reference herein. Readers should read the summary in this Schedule "A" in conjunction with the 2023 Technical Report which is available electronically under the profile of the Company at www.sedar.com. Capitalized terms used herein and not otherwise defined shall carry the meanings of such terms in the Prospectus.

1. Summary

SGS Geological Services Inc. ("SGS") was contracted by Vizsla to complete an updated Mineral Resource Estimate ("MRE") for the Panuco Project in Sinaloa, Mexico, and to prepare the 2023 Technical Report written in support of the updated MRE. The Panuco Project is considered an early-stage exploration project.

The Company was incorporated as "Vizsla Capital Corp." under the Business Corporations Act (British Columbia) on September 26, 2017. On March 8, 2018, the Company changed its name to "Vizsla Resources Corp.". On February 8, 2021, the Company changed its name to "Vizsla Silver Corp.". The Company's principal business activity is the exploration of mineral properties. The Company currently conducts its operations in Mexico and Canada. It trades on the TSXV under the symbol "VZLA".

On January 21, 2022, the Company was listed on the NYSE American and commenced trading under the symbol "VZLA".

The head office and principal address of the Company is located at #700 -1090 West Georgia Street, Vancouver, B.C. V6E 3V7.

The 2023 Technical Report is authored by Allan Armitage, Ph.D., P. Geo., ("Armitage"), Ben Eggers, MAIG, P.Geo. ("Eggers") and Yann Camus, P.Eng. ("Camus", and together with Armitage and Eggers, the "Authors") of SGS. The Authors are independent "Qualified Persons" as defined by NI 43-101 and are responsible for all sections of the 2023 Technical Report. The updated MRE presented in the 2023 Technical Report estimated by Armitage.

The reporting of the updated MRE complies with all disclosure requirements for mineral resources set out in the NI 43-101. The classification of the updated MRE is consistent with the 2014 Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards and adheres as best as possible to the 2019 CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines.

The 2023 Technical Report will be used by Vizsla in fulfillment of their continuing disclosure requirements under Canadian securities laws, including NI 43-101. The 2023 Technical Report is written in support of an updated MRE completed for Vizsla.

1.1 Property Description, Location, Access, and Physiography

The Panuco Project is in the Panuco - Copala mining district in the municipality of Concordia, southern Sinaloa state, along the western margin of the Sierra Madre Occidental physiographic province in western Mexico. The Panuco Project is centred at 23 25' north latitude and 105 56' west longitude on map sheets F13A-37.

The Panuco Project comprises 117 approved mining concessions in nineteen blocks, covering a total area of 5,869.87 ha, and two applications for two mineral concessions covering 1,321.15 ha. The mineral concessions are held 100% by Vizsla. The concessions are valid for 50 years, provided semi-annual property tax payments are made in January and July each year and if minimum annual investment requirements are met, or if there is minimum annual production equal to the amount of the annual investment requirement. The concession owner may apply for a second 50-year term. Annual payments of 1.8 million Mexican Pesos were made in January of 2022, and 1.9 million Pesos were made in December of 2022 by Vizsla.

The Panuco Project area is accessed from Mazatlán via Federal Highway 15 to Villa Union, then on Highway 40 for 56 km (one-hour drive) (see Figure 4-1 of the 2023 Technical Report). Highway 40 crosscuts the Panuco Project area and most of the vein structures. Toll Highway 40D also crosses the Panuco Project. In addition, local dirt roads provide access to most of the workings, but some require repairs or are overgrown, and four-wheel-drive vehicles are recommended in the wet season.

The Panuco Project is in the Concordia municipality, which has a population of approximately 27,000 inhabitants. Public services, including health clinics and police, are in the town of Concordia. Residents provide an experienced mine labour force. Contractors in Durango and Hermosillo have a strong mining tradition and provide the Panuco Project with a local source of knowledgeable labour and contract mining services. Drilling companies and mining contractors are available in Mazatlán, Durango, Hermosillo, Zacatecas, Fresnillo, and other areas of Mexico. The Panuco Project area is also used for cattle grazing, with limited agricultural use.

Two power lines connecting Durango and Mazatlán cross the Panuco Project, with 400 kV and 240 kV capacities.

Vizsla owns the 500 tonnes per day Coco mill on its property. In addition, there are some mineral processing plants held by third parties in the district that range from 200 to 700 tonnes per day in capacity.

1.2 History of Exploration, Drilling

Capitan Francisco de Ibarra founded Concordia in 1565, and gold and silver veins in Panuco and Copala were first exploited in the centuries that followed Sim (2008) and Robinson (2019). Although production has been carried out on the Panuco Project over the last 460 years, no production records are available to Vizsla.

The first recorded modern mining activity commenced late in the 20th century. The Mineral Resources Council (Consejo de Recursos Minerales ("CRM"), the predecessor of the Mexican Geological Service ("SGM")) carried out 1:50,000 scale mapping on map sheet F13-A37 and fine-fraction stream sediment sampling in 1999. In 2003, the CRM published additional 1:50,000 scale mapping on map sheet F13-A36, and fine-fraction stream sediment sampling (Polanco-Salas et al., 2003). In 2019, the SGM conducted 1:50,000 scale geological mapping and fine-fraction stream sediment sampling on map sheet F13-A46.

In 1989, the CRM optioned and sold several mineral concessions in the district, including to Grupo Minera Bacis ("Bacis") in 1989. Bacis subsequently acquired claims from other parties active in the area, including Minas del Oro y del Refugio S.A. de C.V. Bacis drilled 19 holes totalling 2,822.8 m along the Animas-Refugio corridor, but only collar and survey records exist of this work.

From 1999 to 2001, Minera Rio Panuco S.A. de C.V. ("Rio Panuco") explored the Animas-Refugio and Cordon del Oro structures culminating in 45 holes for 8,358.6 m. No geological drill logs, downhole survey data, downhole sample data, or geochemical assay data have been preserved. Graphic drill-hole sections are available, with limited downhole geology and geochemical data.

Capstone Mining Corp. ("Capstone") optioned the Bacis concessions in 2004 and carried out geologic mapping and sampling of the Animas-Refugio and Cordon del Oro structures. In 2005, Capstone drilled 15,374 m in 131 holes on down-dip extensions of the Clemens and El Muerto mines on the Animas-Refugio vein. In 2007, Capstone explored the La Colorada structure with surface mapping and sampling, followed by 6,659 m of drilling in 64 holes.

Also, in 2007, Capstone transferred the claims of the Copala, Claudia, Promontorio, Montoros, and Martha projects to Silverstone Corp. ("Silverstone"). Capstone and Silverstone completed 21,641 m of drilling in 200 holes from 2005 to 2008.

Silverstone merged with Silver Wheaton Ltd. ("Silver Wheaton") in 2009, and Silver Wheaton subsequently sold the shares of concession owner Silverstone to Mexican owners. The Silverstone owners mined out a portion of the Mineral Resource defined in 2008 over the next decade. Silverstone mined parts of the Clemens, El Muerto, La Pipa, Mariposa, El 40, and San Martin ore shoots until mining encountered the water table, preventing further mining. Silverstone or unauthorized mining activity in the intervening years exploited most of the Mineral Resources estimated by Christopher and Sim (2008).

MRP contracted Geophysical Surveys S.A. de C.V. of Mexico City in 2016 to conduct an airborne magnetics survey. However, no data are available, and no survey or flight specifications are included in the report. The survey was flown in two blocks.

Since acquiring the Panuco Project in November 2019, Vizsla has conducted several significant drill campaigns in the Napoleon, Copala-Tajitos, Animas and San Antonio areas. Up to September 2022 (data cut-off date for the MRE), Vizsla has completed 638 drill holes totaling 206,779 m and collected 33,261 assays. Vizsla has continued to drill at the Panuco Project since the data cut off for the MRE.

In November 2019, Vizsla began drilling on the Panuco Project on the Animas-Refugio corridor near the La Pipa and Mariposa mine areas. A total of 820.50 m in three drill holes was completed in 2019. The three drill holes targeted the La Pipa structure to test below the old historic ore shoot. Results showed low-grade and narrow widths; no further test work was carried out.

Drill holes AMS-19-01A and AMS-19-02 were drilled to test the downdip extension of the La Pipa ore shoot that has seen extensive mining. The first hole intersected historic workings and a footwall vein over 5.5m at 135.0m downhole. Deeper in the hole a 2.0 m wide quartz-amethyst vein was intersected at 241.5m downhole. The second hole was completed 77 m down dip on the same section and intersected a shallow hanging wall vein with 3 m grading 125.3 g/t Ag and 0.59 g/t Au and a zone of low-grade veinlets in the projection of the Animas Vein.

Drilling for 2020 totalled 28,643.42 m in 129 drill holes. The four main corridors of Napoleon, Cinco Senores, Cordon del Oro, and Animas-Refugio were tested.

In January 2020, drilling resumed at the Mariposa mine area, another historically mined area. Other targets in the Animas-Refugio corridor included, from south to north, Mojocuan, San Carlos, Paloma, and Honduras veins.

Drilling at the Napoleon corridor began in June 2020. A total of 64 drill holes tested the Napoleon structure, for 12,546.02 m. Targets were in the central part of the north-south-trending structure, below old mine workings, and 650 m north in the Papayo area.

At the Cordon del Oro corridor, drilling totalled 6,432.05 m in 28 drill holes. The drilling targeted the Mojocuan, San Carlos, and Peralta mine areas, in addition to the Aguita Zarca vein.

Cinco Senores corridor saw 2,927.10 m of drilling in 14 drill holes. The Tajitos vein was the drilling target, and previously unknown workings were encountered in the first four holes.

Drilling at the Panuco Project in 2021 totalled 100,242.55 m in 318 drill holes. The drilling focussed along the Napoleon and Tajitos vein areas, with 54,759.15 m in 180 drill holes and 34,769.35 m in 102 drill holes, respectively (see Table 10-1 of the 2023 Technical Report). Additionally, 4,438.50 m in 14 drill holes were drilled in the Animas-Refugio corridor, and 6,275.55 m in 22 drill holes in the Cordon del Oro corridor. Highlights of the 2021 drilling are presented in the 2023 Technical Report.

At Napoleon, infill and delineation drilling focussed on denser drilling to inform the MRE and expand the structure's strike length. The Josephine vein, a subparallel system to Napoleon which was identified initially as an electromagnetic geophysical target, was first intersected in Hole NP-21-132, leading to additional targeting in the area and its inclusion in the MRE. Further drill testing included the Cruz Negra and Alacran vein areas.

Drilling at the Tajitos vein area focussed on delineation and infilling, with additional exploration drilling to the north. The Tajitos resource drilling led to the discovery of the Copala vein -- a relatively thick subhorizontal structure on the Tajitos northeastern extent. Other exploration drilling along the Cinco Senores corridor included the Cinco Senores and Colorada veins to the north of Tajitos.

In the Animas-Refugio corridor, drilling tested the Rosarito segment included in the MRE, in addition to the Peralta and Cuevillas veins.

Drilling at the Cordon del Oro corridor targeted the San Antonio structure included in the MRE, in addition to exploration near the Aguita Zarca vein.

Drilling for 2022 (to September) totalled 77,072.05 m in 188 drill holes. The four main corridors of Napoleon, Cinco Senores, Cordon del Oro, and Animas-Refugio were tested.

Drilling at the Napoleon corridor included 75 drill holes that tested the Napoleon structure for 36,848.00 m. At the Cordon del Oro corridor, drilling totalled 4,251.8 m in 19 drill holes. Drilling at Cinco Senores, including Copala and Tajitos veins, included 83 drill holes for 31,088.55 m.

The bulk of 2022 drilling was centred on the western portion of the district, focused on upgrading and expanding resources at the Copala and Napoleon areas. At Copala, mineralization has now been traced over 1,100 meters along strike, 400 meters down dip, and remains open to the north and southeast.

At Napoleon, drilling throughout 2022 successfully expanded mineralization along strike and down plunge to the south, several vein splays were identified in the hanging wall and footwall of the main structure.

Other notable discoveries include the Cristiano Vein; marked by high precious metal grades up to 1,935 g/t Ag and 15.47 g/t Au over 1.46 metres, located immediately adjacent to Copala; and La Luisa Vein, located ~700 metres west of Napoleon which continues to display similar silver and gold zonation as that seen at Napoleon.

1.3 Geology and Mineralization

The Panuco Project is on the western margin of the Sierra Madre Occidental ("SMO"), a high plateau and physiographic province that extends from the U.S.A.-Mexico border to the east-trending Trans-Mexican Volcanic Belt. The SMO is a large igneous province recording continental magmatic activity from the Late Cretaceous to the Miocene in three main episodes. The first episode, termed the Lower Volcanic Complex ("LVC"), comprises a suite of intrusive bodies, including the Sonora, Sinaloa, and Jalisco batholiths and andesitic volcanic rock units with minor dacite and rhyolite tuffs and ignimbrites that are correlative with the Tarahumara Formation in Sonora of Late Cretaceous to Eocene age. The second magmatic episode is dominated by rhyolitic ignimbrites and tuffs that built one of the earth's largest silicic volcanic provinces and has been termed the Upper Volcanic Supergroup ("UVS"). These dominantly rhyolitic units were extruded in two episodes, from about 32 to 28 Ma and 24 to 20 Ma. These two periods of magmatic activity are associated with the subduction of the Farallon plate under North America and the Laramide orogeny that occurred between the Upper Cretaceous - Paleocene and the Eocene. The third episode comprises post-subduction alkali basalts and ignimbrites associated with the opening of the Gulf of California between the late Miocene and Pleistocene - Quaternary.

The western part of the SMO in Sonora and Sinaloa is cut by north-northwest-trending normal fault systems developed during the opening of the Gulf of California between 27 and 15 Ma. The normal fault systems favoured the formation of elongated basins that were subsequently filled with continental sedimentary rocks. The basins occur in a north-northwest-trending belt extending from western Sonora to most of Sinaloa.

The basement to the SMO is locally exposed in northern Sinaloa, near Mazatlan and on small outcrops within the project area. It comprises folded metasedimentary and metavolcanic rocks, deformed granitoids, phyllitic sandstones, quartzites, and schists of the Tahue terrane of Jurassic to Early Cretaceous age (Montoya-Lopera et al., 2019, Sedlock et al., 1993 and Campa and Coney 1982).

In the broader Panuco Project area, the LVC comprises granite, granodiorite, and diorite intrusive phases correlative with the Late Cretaceous to Early Paleocene San Ignacio and Eocene Piaxtla batholiths in San Dimas district. The andesite lavas, rhyolite-dacite tuffs, and ignimbrites are locally intruded by the Late Cretaceous to Early Paleocene intrusive phases and younger Eocene-Oligocene felsic dikes and domes. Northwest trending intermontane basins filled with continental conglomerates and sandstones incise the UVS and LVC in the Project area. The Oligocene age ignimbrites of the UVS occur east of the property towards Durango state.

The structure of the Panuco Project area is dominated by north-northwest-trending extensional and transtensional faults developed or reactivated during the Basin and Range tectonic event (~28 to 18 Ma). The extensional belt is associated with aligned rhyolite domes and dikes and Late Oligocene to Middle Miocene grabens.

Mineralization on the Panuco Project comprises several epithermal quartz veins. Previous workers and recent mapping and prospecting works conducted by Vizsla's geologists determined a cumulate length of veins traces of 86 km. Individual vein corridors are up to 7.6 km long, and individual veins range from decimetres to greater than 10 m wide. Veins have narrow envelopes of silicification, and local argillic alteration, commonly marked by clay gouge. Propylitic alteration consisting of chlorite-epidote in patches and veins affecting the andesites and diorite are common either proximal or distal to the veins.

The primary mineralization along the vein corridors comprises hydrothermal quartz veins and breccias with evidence of four to five different quartz stages: generally white, grey and translucent and varying grain size from amorphous-microcrystalline-coarse. A late stage of amethyst quartz is also observed in some veins. The grey colour in quartz is due to the presence of fine-grained disseminated sulphides, believed to be mainly pyrite and acanthite. Vizsla has delineated several hydrothermal breccias with grey quartz occurring more commonly at lower levels of the vein structures. Barren to low grade, quartz is typically white and is more common in the upper parts of the veins and breccias. Locally, mineralized structures are cut by narrow, banded quartz veins with thin, dark argentite/acanthite, sphalerite, galena, and pyrite bands. Bladed and lattice quartz pseudomorphs after calcite have been noted at several locations within the veins and indicate boiling conditions during mineral deposition. Later quartz veinlets cut all the mineralized zones with a mix of white quartz and purple amethyst. The amethyst is related to mixing near-surface waters as the hydrothermal system is collapsing, as has been noted in the nearby San Dimas district (Montoya-Lopera et al., 2019).

The mineral resource includes ten mineralized vein systems: the Napoleon, Napoleon hanging wall, Josephine, and Cruz Negra veins; the Copala, Cristiano, Tajitos and Copala 2 veins; the San Antonio vein; and the Rosarito vein. These trends are west to east within the Napoleon, Cinco Senores, Cordon del Oro, and Animas-Refugio corridors. The bulk of the resource veins strike north-northwest to north-northeast, with thicknesses varying from 1.5 m to over 10 m.

1.4 Mineral Processing, Metallurgical Testing and Recovery Methods

1.4.1 Preliminary Metallurgical Testing on the Napoleon Deposit

A preliminary test program has been completed on material from the Napoleon deposit on behalf of Vizsla. The objective of the testing was to characterize the material chemically and mineralogically, as well as to test various flowsheets and methods for the concentration and extraction of metals to justify further exploration of the deposit potentially. Only limited optimization of conditions was employed in this program.

In total, 11 variability composites were prepared (Composite A to K), along with one "Grindability Composite" for comminution testing, and a Master Composite; in addition, bond rod mill work index test products from the Grindability Composite and the variability Composite G were prepared for potential testing but never tested. Samples for use in this testing program arrived at ALS Metallurgy Kamloops on June 16, 2021. The shipment consisted of 330 kilograms in 108 half HQ drill core intervals. Samples were from holes NP-20-8, 9, 12, 13, 31, 47, 59 and 89. The rationale for sample selection considered primary lithologies, spatial coverage and representation, contiguous mineralization, distribution of grade, and potential dilution. The selected mineralized drill holes were within the area of potentially minable material and are believed to be representative of the mineralization with a cut-off grade of 127 g/t Ag and 2.77 g/t Au.

A total of 40 percent of the composites was set aside as coarse ¾ inch material while the remaining 60 percent of the composite mass was crushed to minus 6 mesh (3.35mm) for metallurgical testing and rotary split into 2-kilogram test charges.

One composite was prepared from the coarse crush material for comminution testing; this was referred to as the Grindability Composite. Bond rod mill work index tests were completed on two of the composites, the Grindability Composite and Composite G. Product from these tests was too fine for metallurgical testing but may have been useful for gravity amenability testing. As a result, this product was prepared into test charges and designated Grindability Rod Composite and Composite G Rod. About 23 kilograms of the Grindability Rod Composite and 7 kilograms of the Composite G Rod were prepared from the Bond rod mill test products.

Two methods of concentration and extraction were successfully tested in this test program. Most of the testing was completed on the Master Composite sample, a lead-zinc composite with high amounts of silver and gold; the tested conditions would not yet be considered optimized.

Sequential bulk (lead)-zinc-pyrite flotation at a primary grind sizing of about 63μm K80 produced a lead concentrate with high levels of silver and gold, along with a high-grade zinc concentrate with notable levels of silver and gold. The pyrite concentrate, although lower in gold and silver content, may be of value with further processing.

Combined silver and gold recoveries to the bulk and zinc concentrates measured about 79 and 84 percent, respectively, with a further 6 percent of the silver and 4 percent of the gold recovered to the pyrite concentrate. While doing so, about 89 percent of the lead was recovered to a bulk concentrate measuring 54 percent lead, and 77 percent of the zinc was recovered to a zinc concentrate measuring 54 percent zinc. The low copper concentrate of the bulk concentrate would likely result in an inability to produce separate copper and lead concentrates.

Whole ore cyanidation testing at a primary grind sizing of about 63μm K80 resulted in extraction of about 93 percent of the gold and 87 percent of the silver over 48 hours, along with about 23 hours of pre-aeration. However, sodium cyanide consumptions were relatively high for a whole ore leach, measuring about 2.5 kilograms of sodium cyanide per tonne of feed. 0.6 kilograms of lime was consumed per tonne of feed in this testing.

Additional testing was completed on the Napoleon deposit investigating a single product bulk flotation flowsheet along with cyanidation of a bulk concentrate.

Bulk flotation to a cleaner concentrate following two stages of dilution cleaning recovered 87 percent of the silver and 86 percent of the gold to a bulk concentrate which measured 1,742 g/t silver, 40 g/t gold, and 34 percent sulphur.

A lower overall silver extraction but similar gold extraction was recorded with flotation of a rougher concentrate followed by cyanidation of that concentrate.

Flotation of a sequential lead and zinc concentrate followed by cyanidation of a pyrite rougher concentrate resulted in a lower silver recovery/extraction compared to bulk flotation but a similar gold recovery/extraction. This flowsheet option also likely results in payable lead and zinc content in their respective concentrates, which other flowsheet options would not receive.

Whole ore cyanidation resulted in the highest overall gold extraction with similar silver extraction but the highest reagent consumption in cyanidation.

1.4.2 Preliminary Metallurgical Testing on the Tajitos Deposit

A preliminary test program has been completed on material from the Tajitos deposit on behalf of Vizsla. The objective of the testing was to characterize the material chemically and mineralogically, as well as to test various flowsheets and methods for the concentration and extraction of metals to justify further exploration of the deposit potentially. Only limited optimization of conditions was employed in this program.

In total, 23 subcomposites composites were prepared (VAR 001 to 023), from which three Master Composites (Diorite, Andesite and Andesite - Low MnOX) were assembled for testing. A shipment of samples was received at ALS Metallurgy on January 8, 2022, in a shipment weighing 153 kilograms. The sample was in the form of 106 half HQ drill core intervals. Samples were from drill holes CS-20-01, 02, 03, 06, 08, 09, 11, 13, CS-21-16A, 17, 21B, 22A, 23, 24, 37, 41, 44, 50, 52, 59A, 60 and 62.

Each of the samples was a drill core interval which was assigned to one of 23 subcomposites. Following receipt, each of the samples was grouped into its corresponding subcomposite. Table I-2 of the 2023 Technical Report displays the drill core interval details along with the assigned subcomposite.

Each of the subcomposites was assayed for elements of interest to confirm the elemental content as well as each received a QEMSCAN Bulk Mineral Analysis to assess mineral content. Samples were then composited into three master composites.

Each of the 23 subcomposites and 3 master composites was assayed for elements of interest. Each subcomposite was analyzed for mineral content via QEMSCAN Bulk Mineral Analysis (BMA) protocols.

The master composites measured silver contents between 239 and 275 g/t and gold contents between about 1.2 and 2.5 g/t. Silver was detected within the silver sulphides acanthite/argentite and copper/silver sulphide minerals; it is likely that silver is also present within other minerals.

Sulphur assayed between 0.6 and 1.3 percent and was primarily present as pyrite, with low levels of sphalerite, galena, and copper sulphide minerals. Only trace amounts of the sulphur was measured not to be in sulphide form.

Carbon measured between 0.1 and 1.2 percent and assayed as carbonate carbon, with little to no organic carbon being recorded. Carbonate minerals were primarily measured as calcium or manganese carbonates.

An effort was applied to identify and quantify manganese oxide minerals in the analyses; however, it was impossible to separate them due to the fine grains and complex interlocking between manganese oxide, carbonate, and silicate minerals.

The primary non-sulphide gangue minerals were measured as silicate minerals such as quartz, feldspars and chlorite.

The test program investigated various processing options such as bulk and sequential froth flotation, whole ore cyanidation, combined flotation and cyanidation, and gravity concentration. Testing was completed on three master composites, the Diorite Master Composite, the Andesite Master Composite, and the Andesite Low MnOx Master Composite.

The highest recoveries/extractions of gold and silver were recorded through a combination of rougher flotation and cyanidation of the rougher concentrates and tailings. However, there is potential for using a flowsheet with the production of a salable flotation concentrate and cyanidation of the tailings. Table 8 of the 2023 Technical Report summarizes recoveries from the tested flotation/cyanidation flowsheet and the untested potential recoveries from the flowsheet with production of a salable concentrate and cyanidation of tailings for the Diorite and Andesite Master Composites.

Between 87 and 90 percent of the silver and 90 to 94 percent of the gold were extracted to leach liquors from the Diorite and Andesite Master Composites using a combined flotation and cyanidation flowsheet, including regrinding of the rougher concentrates. The best silver result was recorded using this flowsheet but without regrinding for the Andesite Low MnOx Master Composite. Insufficient sample mass was available to conduct the test with regrinding; results without regrinding were closer to whole ore cyanidation results.

Cleaner flotation alone without regrinding produced bulk concentrates of over 0.6 percent silver and 29 g/t gold. The open circuit gold recovery to these bulk cleaner concentrates was 64 and 60 percent for the Diorite and Andesite Master Composites, respectively. The open circuit silver recovery measured about 70 and 73 percent for the Diorite and Andesite Master Composites, respectively. With the cleaner tailings recirculated to the rougher feed stream, the feed for a cyanidation leach would contain the remaining silver and gold; the displayed estimate extraction values are calculated based on the extractions from the rougher tailings leach tests, which extracted about two thirds of the remaining silver and 85 percent of the remaining gold. These values would require testing to confirm.

The overall combined extractions and recoveries between these two flowsheet options are similar; however, it is likely reagent consumptions would be lower and the circuit would be simpler for the second option.

A sequential flotation flowsheet may not be appropriate for this material alone, as low lead and zinc grades make the production of separate bulk (lead) and zinc concentrates difficult.

Diagnostic leach testing on the cyanidation residues from the 96-hour whole ore leach tests indicated that while gold extraction through cyanidation was complete after 96 hours, silver extraction could be improved by a further 5 to 7 percent through more aggressive cyanidation conditions. Further improvement in gold and silver extraction beyond that would require finer grinding as unextracted gold is encapsulated within sulphides and non-sulphide gangue minerals at the nominal 100μm K80 primary grind target.

1.5 Panuco Project Mineral Resource Estimate

1.5.1 Mineral Resource Statement

The MRE presented in the 2023 Technical Report was prepared and disclosed in compliance with all current disclosure requirements for mineral resources set out in the NI 43-101. The classification of the current MRE into Indicated and Inferred is consistent with current 2014 CIM Definition Standards - For Mineral Resources and Mineral Reserves, including the critical requirement that all mineral resources "have reasonable prospects for eventual economic extraction".

The current MRE is sub-divided, in order of increasing geological confidence, into the Inferred and Indicated categories. An Inferred Mineral Resource has a lower level of confidence than that applied to an Indicated Mineral Resource. An Indicated Mineral Resource has a higher level of confidence than an Inferred Mineral Resource but has a lower level of confidence than a Measured Mineral Resource. There are no Measured Mineral Resources reported.

The general requirement that all mineral resources have "reasonable prospects for economic extraction" implies that the quantity and grade estimates meet certain economic thresholds and that the mineral resources are reported at an appropriate cut-off grade taking into account extraction scenarios and processing recoveries. In order to meet this requirement, the Authors consider that the deposits within the Panuco Project area are amenable to underground extraction.

In order to determine the quantities of material offering "reasonable prospects for economic extraction" by underground mining methods, reasonable mining assumptions to evaluate the proportions of the block model (Indicated and Inferred blocks) that could be "reasonably expected" to be mined from underground are used. Based on the size, shape, general thickness and orientation of the majority of the mineralized zones within the project area, it is envisioned that the deposits may be mined using a combination of underground mining methods including sub-level stoping (SLS) and/or cut and fill (CAF) mining. The underground parameters used, based on this mining method, are summarized in Table 1-1 of the 2023 Technical Report. Underground mineral resources are reported at a base case cut-off grade of 150 g/t AgEq. A cut-off grade of 150 g/t AgEq is applied to identify blocks that will have reasonable prospects of eventual economic extraction.

The reporting of the underground resources are presented undiluted and in situ, constrained by continuous 3D wireframe models, and are considered to have reasonable prospects for eventual economic extraction. Mineral resources are estimated at a base case cut-off grade of 150 g/t AgEq. The underground mineral resource grade blocks were quantified above the base case cut-off grade, below topography and within the 3D constraining mineralized wireframes (considered potentially mineable shapes).

The updated MRE for the Panuco Project is presented in Table 1-2 and Table 1-3 of the 2023 Technical Report.

Highlights of the MRE are as follows:

  Indicated Mineral Resources are estimated at 7.5 Mt grading 243 g/t silver, 2.12 g/t gold, 0.23% lead, and 0.71% zinc (437 AgEq). The updated MRE includes indicated mineral resources of 58.3 Moz of silver, 508 koz of gold, 17.0 kt of lead, and 53.3 kt of zinc (104.8 Moz AgEq).
  Inferred Mineral Resources are estimated at 7.2 Mt grading 304 g/t silver, 2.14 g/t gold, 0.19% lead, and 0.54% zinc (491 g/t AgEq). The updated MRE includes inferred mineral resources of 70.7 Moz of silver, 496 koz of gold, 13.6 kt of lead, and 39.3 kt of zinc (114.1 Moz AgEq).

Table 1-1 Parameters used for Underground Cut-off Grade Calculation

Parameter	Value	Unit
Silver Price	$24.00	US$ per oz
Gold Price	$1,800.00	US$ per oz
Zinc Price	$1.35 ($2,976)	US$ per pound (US$/t)
Lead Price	$1.10 ($2,425)	US$ per pound (US$/t)
Underground Mining Cost	$45.00	US$ per tonne mined
Processing Cost (incl. crushing)	$30.00	US$ per tonne milled
Underground General and Administrative	$20.00	US$ tonne of feed
Silver Recovery	93.0	Percent (%)
Gold Recovery	90.0	Percent (%)
Lead Recovery	94.0	Percent (%)
Zinc Recovery	94.0	Percent (%)
Mining loss/Dilution (underground)	10/10	Percent (%) / Percent (%)
Base Case Cut-off grade	150 g/t AgEq

Table 1-2 Panuco Project Mineral Resource Estimate, January 19, 2023

Classification	Tonnes	Average Grade					Contained Metal
		Ag	Au	Pb	Zn	AgEq	Ag	Au	Pb	Zn	AgEq
	(Mt)	(g/t)	(g/t)	(%)	(%)	(g/t)	(koz)	(koz)	(kt)	(kt)	(koz)
Updated Mineral Resource Estimate[1]
Indicated	7.5	243	2.12	0.23	0.71	437	58,330	508	17.0	53.3	104,793
Inferred	7.2	304	2.14	0.19	0.54	491	70,672	496	13.6	39.3	114,113

(1) AgEq = Ag ppm + (((Au ppm x Au price/gram) + (Pb% x Pb price/t) + (Zn% x Zn price/t))/Ag price/gram).

Table 1-3 Panuco Project Mineral Resource Estimate by Zone, January 19, 2023

Classification	Tonnes	Average Grade						Contained Metal
		Ag	Au	Pb	Zn	AgEq	Au Eq	Ag	Au	Pb	Zn	AgEq	AuEq
	(Mt)	(g/t)	(g/t)	(%)	(%)	(g/t)	(g/t)	(koz)	(koz)	(kt)	(kt)	(koz)	(koz)
Indicated
Napoleon	3.3	135	1.99	0.41	1.39	351	4.68	14,186	209	13.5	45.2	36,814	491
Napoleon HW	0.3	151	1.45	0.22	0.79	298	3.97	1,407	14	0.6	2.3	2,767	37
Josephine	0.1	179	5.13	0.33	0.94	610	8.13	519	15	0.3	0.8	1,766	24
NP Area Total	3.6	138	2.02	0.40	1.33	353	4.71	16,112	237	14.4	48.3	41,347	551
Copala	3.1	343	2.22	0.06	0.12	516	6.88	33,999	220	1.9	3.6	51,106	681
Tajitos	0.6	329	2.09	0.10	0.17	496	6.62	6,197	39	0.6	1.0	9,337	124
Cristiano	0.2	414	2.54	0.08	0.19	614	8.19	2,022	12	0.1	0.3	3,003	40
Copala Area Total	3.8	344	2.21	0.07	0.13	517	6.89	42,218	271	2.6	4.9	63,446	846
Total Indicated	7.5	243	2.12	0.23	0.71	437	5.83	58,330	508	17.0	53.3	104,793	1,397

Inferred
Napoleon	1.7	149	1.59	0.29	1.06	318	4.24	8,129	87	4.9	18.1	17,393	232
Napoleon HW	0.4	176	1.58	0.23	1.00	341	4.54	2,025	18	0.8	3.6	3,910	52
Josephine	0.2	110	3.28	0.24	0.67	389	5.19	817	24	0.5	1.6	2,891	39
Cruz	0.4	123	2.62	0.24	1.16	371	4.95	1490	32	0.9	4.4	4,514	60
NP Area Total	2.7	145	1.88	0.27	1.03	335	4.46	12,461	161	7.2	27.6	28,708	383
Copala	2.8	433	2.31	0.11	0.21	617	8.23	38,838	207	3.2	5.7	55,409	739
Tajitos	0.7	340	2.08	0.20	0.32	514	6.85	7,740	47	1.4	2.3	11,713	156
Cristiano	0.4	604	3.82	0.18	0.32	908	12.11	7,494	47	0.7	1.2	11,273	150
Copala Area Total	3.9	433	2.42	0.14	0.24	627	8.36	54,072	302	5.3	9.3	78,395	1,045
San Antonio	0.3	226	1.30	0.01	0.03	325	4.33	2,038	12	0.0	0.1	2,936	39
*Animas	0.4	169	1.68	0.29	0.60	327	4.37	2,101	21	1.1	2.3	4,074	54
Total Inferred	7.2	304	2.14	0.19	0.54	491	6.55	70,672	496	13.6	39.3	114,113	1,521

*Includes Rosarito and Cuevillas

Notes:

(1) The classification of the current Mineral Resource Estimate into Indicated and Inferred is consistent with current 2014 CIM Definition Standards - For Mineral Resources and Mineral Reserves.

(2) All figures are rounded to reflect the relative accuracy of the estimate and numbers may not add due to rounding.

(3) Mineral resources which are not mineral reserves do not have demonstrated economic viability. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

(4) It is envisioned that the Panuco Project deposits may be mined using underground mining methods. Mineral resources are reported at a base case cut-off grade of 150 g/t AgEq. The mineral resource grade blocks were quantified above the base case cut-off grade, below surface and within the constraining mineralized wireframes (considered mineable shapes).

(5) Based on the size, shape, general thickness and orientation of the majority of the mineralized zones within the project area, it is envisioned that the deposits may be mined using a combination of underground mining methods including sub-level stoping (SLS) and/or cut and fill (CAF) mining.

(6) All resources are presented undiluted and in situ, constrained by continuous 3D wireframe models, and are considered to have reasonable prospects for eventual economic extraction at the base case cut-off grade of 150 g/t AgEq.

(7) The base-case AgEq Cut-off grade considers metal prices of $24.00/oz Ag, $1800/oz Au, $2,425/t Pb and $2,976/t Zn and considers metal recoveries of 93% for silver, 90% for gold, 94% for Pb and 94% for Zn.

(8) The base case cut-off grade of 150 g/t AgEq considers a mining cost of US$45.00/t and processing, treatment, refining, and transportation cost of USD$30.00/t and G&A cost of US$20.00/t of mineralized material.

(9) The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

1.6 Recommendations

The deposits of the Panuco Project contain underground Indicated and Inferred Mineral Resources that are associated with well-defined mineralized trends and models. All deposits are open along strike and at depth.

Armitage considers that the Panuco Project has the potential for the delineation of additional mineral resources and that further exploration is warranted. Given the prospective nature of the Panuco Project, it is the opinion of Armitage that the Panuco Project merits further exploration and that a proposed plan for further work by Vizsla is justified.

Armitage is recommending Vizsla conduct further exploration, subject to funding and any other matters which may cause the proposed exploration program to be altered in the normal course of its business activities or alterations which may affect the program as a result of exploration activities themselves.

Vizsla's intentions are to continue to drill through 2023 (in progress). Vizsla has recently announced their plans for 2023 (see Vizsla news release dated February 21, 2023, posted on their website www.vizslasilvercorp.com) with the key objectives:

  Complete +90,000 meters of resource/discovery focused drilling
  Complete preliminary metallurgical testing on representative samples from Copala in Q2/Q3 2023
  Deliver initial company/project sustainability report in H2 2023
  Provide updated resource estimate in H2 2023

A fully funded +90,000 meter drill program is designed to: (i) grow the resources within the Copala and Napoleon areas located in the western portion of the district; and (ii)  test high-priority targets proximal to current resource areas. Vizsla aims to increase its potentially minable resources and identify new centers of mineralization from which to delineate additional resources.

For 2023, a total of seven diamond drill rigs will be active on the Panuco Project (four focused on upgrading and expanding the current resource base in the western portion of the district and three devoted to exploration). Exploration drills will focus on priority targets proximal to current resources in the west, as well as on other high-priority targets in the central portion of the district. Vizsla recently acquired a Terraspec ASD device to be able to map alteration minerals with more accuracy and define levels of mineralization and vectors across the property. This new tool in combination with geologic mapping, geochemistry and LiDar will help Vizsla geologists in unlocking the Panuco Project's full potential.

Resource Extension Targets

  The Copala structure remains open along strike, north and south, and late last year, the team identified exploration potential for additional Copala mineralization in an uplifted block (faulted block) east of the main Copala deposit.

  Cristiano is a narrow epithermal vein located west to the adjacent of Copala deposit. This year Vizsla intends to continue the exploration and resource expansion to the northwest and southeast.
  At Napoleon, Vizsla plans to conduct infill and resource expansion drilling targeting the southern vein splays and the main Napoleon structure during 2023.

Proximal Targets

  La Luisa is a relatively new conceptual target, where initial near-surface drilling shows narrow and incipient veining hosted in rhyolite tuffs. Last year Vizsla geologists interpreted that the surface expressions of La Luisa could be the top of the vein system, similar in zonation to that observed at Napoleon. Based on encouraging results from deeper drilling, Vizsla plans to continue exploring the resource potential at La Luisa.
  4 de Mayo, another relatively new target located west of Napoleon, was identified by Vizsla in 2022. Although still in the early days, initial results justify further exploration to determine the prospectivity of 4 de Mayo.
  Cruz Negra is a northwest-trending structure which splays off from Napoleon. Open-ended intercepts completed in 2022 indicate that the mineralization continues to the northwest in the direction of the Alacran prospect. In 2023, Vizsla plans to drill test the gap between Cruz Negra and Alacran.

District Targets

Beyond the resource expansion and proximal exploration targets, the district remains vastly underexplored. Notable district-wide targets include; Santa Rosa (Central Area), La Bomba (Central Area), Verdosilla (Central Area), Oregano (East Area), Regina (East Area), and La Whicha (East Area).

The total cost of the planned work program by Vizsla is estimated at US$16.8 million.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the "Act").

Under Section 160 of the Act and subject to Section 163 of the Act, an individual who:

• is or was a director or officer of the Registrant,

• is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

• at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an "eligible penalty") in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding ("eligible proceeding") to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162of the Act, as the case may be, if any of the following circumstances apply:

• if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles;

• if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its articles;

• if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

• in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, do one or more of the following things:

• order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

• order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

• order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;

• order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

• make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

The foregoing description is qualified in its entirety by reference to the Act.

Under the articles of the Registrant, and subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant, and the heirs and legal personal representatives of all such persons, against all eligible penalties to which such person is or may be liable in relation to a legal proceeding or investigative action, whether current or threatened, pending or completed, in which any director, former director or alternative director, or any of their heirs and legal personal representatives, by reason that he or she is or was a director or alternative director of the Registrant, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and the Registrant must, after the final disposition of such a legal proceeding or investigative action, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the mandatory indemnity contained in the Registrant's articles.

Under its articles, and subject to the Act, the Registrant may indemnify any person. The Registrant has not entered into indemnity agreements with certain of its current (but may enter into indemnity agreements with its future) directors, officers, and service providers.

The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant's articles.

Under the articles of the Registrant and subject to the Act, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs and legal personal representatives) who is or was a director, alternative director, officer, employee or agent of the Registrant; is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant maintains directors' and officers' liability insurance. The policies provide a maximum coverage in any one policy year of $5 million in annual claims (subject to a deductible of $5 million per securities claim and $1.5 million for all other claims, payable by the Registrant). The primary policy insures (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant's indemnification of its directors and officers, and (c) the Registrant when it is directly named in a securities claim. The excess policy insures the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy). The premiums for the policies are not allocated between directors and officers as separate groups.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

4.1	The Registrant's Annual Information Form for the fiscal year ended April 30, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant's Annual Report on Form 40-F for the fiscal year ended April 30, 2022, filed with the Commission on August 1, 2022, as amended) (File No. 001-41225), except for the information contained under the heading "Description of Business - Material Mineral Projects", which has been superseded by the summary from the 2023 Technical Report reproduced in "Schedule A - Executive Summary Section from the 2023 Technical Report" in the Prospectus.

4.2	The Audited Annual Consolidated Financial Statements for the fiscal year ended April 30, 2022 and 2021, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 of the Registrant's Annual Report on Form 40-F for the fiscal year ended April 30, 2022, filed with the Commission on August 1, 2022, as amended) (File No. 001-41225).

4.3	The Management's Discussion and Analysis for the year ended April 30, 2022 and 2021 (incorporated by reference to Exhibit 99.3 of the Registrant's Annual Report on Form 40-F for the fiscal year ended April 30, 2022, filed with the Commission on August 1, 2022, as amended) (File No. 001-41225).

4.4	The Condensed Consolidated Interim Financial Statements of the Company for the nine-months ended January 31, 2023, together with the notes thereto (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on March 9, 2023).

4.5	The Management’s Discussion and Analysis of financial condition and results of operations of the Company for the nine-months ended January 31, 2023 and 2022 (incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K furnished to the Commission on March 9, 2023).

4.6	The Material Change Report of the Company dated November 10, 2022 in respect of the announcement of a bought deal offering of 23,805,000 units at a price $1.45 per unit for gross proceeds of $34,517,250 (incorporated by reference to Exhibit 99.6 of the Registrant’s Report on Form 6-K furnished to the Commission on November 25, 2022).

4.7	The Material Change Report of the Company dated November 18, 2022 in respect of the announcement of the closing of the Bought Deal Offering for aggregate gross proceeds of $34,517,250 (incorporated by reference to Exhibit 99.8 of the Registrant’s Report on Form 6-K furnished to the Commission on November 25, 2022).

4.8	The Material Change Report of the Company dated December 22, 2022 in respect of the announcement of a binding strategic investment agreement with Prismo Metals Inc. (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on December 22, 2022).

4.9	The Material Change Report of the Company dated January 9, 2023 in respect of the announcement of the closing of the strategic investment with Prismo Metals Inc. (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on January 9, 2023).

4.10	The Material Change Report of the Company dated January 27, 2023 in respect of the: (i) announcement of a brokered private placement of 23,727,000 common shares at a price of $1.65 per share for gross proceeds of $39,149,550; and (ii) the resignation of Charles Funk as a director of the Company (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on January 30, 2023).

4.11	The Material Change Report of the Company dated February 13, 2023 in respect of the announcement of the closing of the upsized 2023 Private Placement for 27,286,050 common shares at a price of $1.65 per share for gross proceeds of $45,021,982.50 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on February 13, 2023).

4.12	The Material Change Report of the Company dated February 27, 2023 in respect of the announcement of the updated mineral resource estimate for the Panuco Project (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on February 27, 2023).

4.13	The technical report entitled "Mineral Resource Estimate Update for the Panuco Ag-Au-Pb-Zn Project, Sinaloa State, Mexico" with a report date of March 10, 2023 and an effective date of January 19, 2023, in respect of the filing of a Technical Report (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on March 10, 2023).

4.14	The Management Information Circular of the Company dated October 31, 2022 with respect to the Company’s annual general meeting to be held on December 8, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on November 2, 2022).

4.15	The Statement of Executive Compensation of the Company filed on October 28, 2022 with respect to the Company’s executive compensation for the year ended April 30, 2022 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K furnished to the Commission on October 31, 2022).

5.1	Consent of MNP LLP.

5.2	Consent of Allan Armitage, Ph.D., P.Geo., of SGS Geological Services.

5.3	Consent of Benjamin K. Eggers, B. Sc. (Hons), MAIG, P. Geo., of SGS Geological Services.

5.4	Consent of and Yann Camus, P. Eng., of SGS Geological Services.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Indenture.

107	Filing Fee Table.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azriel, Country of Israel, on March 14, 2023.

VIZSLA SILVER CORP.

By:	/s/ Mahesh Liyanage
Name: Mahesh Liyanage
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Konnert and Mahesh Liyanage, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the 1933 Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on March 14, 2023.

Signature	Title

/s/ Michael A. Konnert	Chief Executive Officer (Principal Executive Officer)
Michael A. Konnert

/s/ Mahesh Liyanage	Chief Financial Officer (Principal Financial Officer)
Mahesh Liyanage

/s/ Martin Dupuis	Chief Operating Officer
Martin Dupuis

/s/ Michael Pettingell	Senior Vice President, Business Development and Strategy
Michael Pettingell

/s/ Jesus Velador	Vice President, Exploration
Jesus Velador

/s/ Jennifer Hanson	Corporate Secretary
Jennifer Hanson

/s/ Craig Parry	Chairman
Craig Parry

/s/ Simon Cmrlec	Director
Simon Cmrlec

/s/ Harry Pokrandt	Director
Harry Pokrandt

/s/ David Cobbold	Director
David Cobbold

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 14, 2023.

By:	Cogency Global Inc.

/s/ Colleen A De Vries
Name:	Colleen A De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.